                                                              Exhibit 10(a)

      AGREEMENT made June 27, 2002, as of the 1st day of June 2002 by and between TRANS-LUX CORPORATION, a Delaware corporation having an office at 110 Richards Avenue, Norwalk, Connecticut 06856-5090 (hereinafter called "Employer"), and THOMAS F. MAHONEY residing at 19 Mine Hill Road, Redding, CT 06896 (hereinafter called, "Employee").

                          W I T N E S S E T H:
                          - - - - - - - - - -

        1. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

        2. (a) The term ("Term") of the Agreement shall be the three (3) year period commencing on the date hereof and terminating May 3l, 2005.

            (b) In the event that Employee remains or continues in the employ of Employer after the Term, such employment, in the absence of a further written agreement, shall be on an at-will basis, terminable by either party hereto on thirty (30) days' notice to the other and, upon the 30th day following such notice the employment of Employee shall terminate.

            (c) Upon expiration of the Term of this Agreement, neither party shall have any further obligations or liabilities to the other except as otherwise specifically provided in this Agreement.

        3. Employee shall be employed in an executive sales capacity of Employer (and such of its affiliates, divisions and subsidiaries as Employer shall designate). Employer shall use its best efforts to cause Employee to be elected and continue to be elected a Senior Vice President of Employer during the Term of this Agreement. The precise services of Employee may be designated or assigned from time to time at the direction of the Board of Directors, the Chairman of the Board, President, or other person designated by the President and all of the services to be rendered hereunder by Employee shall at all times be subject to the control, direction and supervision of the Board of Directors of Employer, to which Employee does hereby agree to be bound. Employee shall devote his entire time, attention and energies during usual business hours (subject to Employer's policy with respect to holidays and illnesses for comparable executives of Employer) to the business and affairs of Employer, its affiliates, divisions and subsidiaries as Employer shall from time to time direct. Employee further agrees during the Term of this Agreement to serve as an officer or director of Employer or of any affiliate or subsidiary of Employer as Employer may request, and if Employee serves as such officer or a director he will do so without additional compensation, other than director's fees or honoraria, if any.
            During the Term of this Agreement and during any subsequent employment of Employee by Employer, Employee shall use his best efforts, skills and abilities in the performance of his services hereunder and to promote the interests of Employer, its affiliates, divisions and subsidiaries. Employee shall not, during the Term and during any subsequent employment of Employee by Employer, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The foregoing shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made, provided, however, that Employee shall not, either directly or indirectly, be a director of or make any investments in any company or companies which are engaged in businesses competitive with those conducted by Employer or by any of its subsidiaries or affiliates except where such investments are in stock of a company listed on a national securities exchange, and such stock of Employee does not exceed one percent (1%) of the outstanding shares of stock of such listed company. Employee shall not at any time during or after the Term of this Agreement use (except on behalf of Employer) divulge, furnish or make accessible to any third person or organization any confidential information concerning Employer or any of its subsidiaries or affiliates or the businesses of any of the foregoing including, without limitation, inventions, confidential methods of operations and organization, confidential sources of supply, identity of employees, customer lists and confidential financial information.

        4. (a) For all services rendered by Employee during the Term of this Agreement, Employer shall pay Employee a salary at the rate of ONE HUNDRED
TWENTY TWO THOUSAND FIVE HUNDRED DOLLARS ($122,500) per annum during the period June l, 2002 to May 31,2003; at the rate of ONE HUNDRED THIRTY THOUSAND DOLLARS ($130,000) per annum during the period June 1, 2003 to May 31, 2004; and at the rate of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) during the period June 1, 2004 to May 31, 2005. Such salary shall be payable weekly, or monthly, or in accordance with the payroll practices of Employer for its executives. The Employee shall also be entitled to all rights and benefits for which he shall be eligible under any stock option plan, bonus, participation or extra compensation plans, pensions, group insurance or other benefits which Employer presently provides, or may provide for him and for its employees generally. Such rights and benefits include the sales override commission plan (as currently in place and currently compensated monthly) based on all sales and rentals of Employer's world-wide sales staff who report to Employee. The sales override commission shall not exceed (x) $33,250 for the period June 1, 2002-December 31, 2002, $58,000 for January 1, 2003-December 31, 2003, $50,000 for January 1,
2004-December 31, 2004, or $20,833.33 for the period January 1, 2005-May 31,
2005 plus (y) for any such period in which the bonus sales goal is exceeded, an additional bonus of 110% times the override factor times the excess. For example, if the sales override amount for a given period (year) was $42,000 and if the mutually agreed upon goal for that period was $49,358,826, the factor is ..0008509 (override amount divided by goal) and sales reached is $50,358,826 then there would be an additional override commission of $935.99 ($1,000,000 x ..0008509 x 110%). Notwithstanding the foregoing, in no event shall an additional override be paid for any amount which exceeds twice the mutually agreed goal (e.g. up to $98,717.652 if the goal was $49,358,826). This
Agreement shall not be deemed abrogated or terminated if Employer, in its discretion, shall determine to increase the compensation of Employee for any period of time, or if the Employee shall accept such increase.
        All payments under this Agreement are in United States dollars unless otherwise specified.

            (b) Employer may make appropriate deductions from the said payments required to be made in this Section 4 to Employee to comply with all governmental withholding requirements.

            (c) If, during the Term of this Agreement and if the Employee is still in the employ of Employer, Employee shall be prevented from performing or be unable to perform, or fail to perform, his duties by reason of illness or any other incapacity for (4) consecutive months (excluding normal vacation time) during the Term hereof, Employer agrees to pay Employee thereafter during the Term for the duration of such incapacity 35% of the base salary which Employee would otherwise have been entitled to receive if not for the illness or other incapacity.

            (d) The Board upon the recommendation of the Compensation Committee of the Board shall consider no later than May 31, 2003, 2004, 2005, and 2006, respectively (provided there is no delay in obtaining the financial statements as provided below, but in no event later than 45 days following receipt thereof) the grant of a bonus ("Bonus") to Employee based on Employee's performance for the immediately preceding fiscal year. Notwithstanding the foregoing, Employer shall pay Employee the highest Bonus applicable for any of the fiscal years ending December 31, 2002, 2003, 2004 and 2005 only, in the event Employer's pre-tax consolidated earnings for such year determined in accordance with
Section 4(d) exceed the respective amounts hereinafter set forth. The Bonuses shall not exceed $20,000 for 2002, 2003 and 2004, and $8,334.00 for 2005.

__________________________________________________________________
    If Pre-Tax
   Consolidated
Earnings Exceed for          Annual Non-Cumulative Level of Bonus
2002-2003-2004-2005                         Payable
------------------------------------------------------------------
                          2002, 2003, and 2004       2005(41.67%)

  $  250,000                    $ 1,250.00            $  520.88
     375,000                      1,875.00               781.32
     500,000                      2,500.00             1,041.76
     625,000                      3,125.00             1,302.18
     750,000                      3,751.00             1,563.04
     875,000                      4,375.00             1,823.06
   1,000,000                      5,000.00             2,083.50
   1,125,000                      5,625.00             2,343.94
   1,250,000                      6,250.00             2,604.38
   1,375,000                      6,875.00             2,864.82
   1,500,000                      7,500.00             3,125.26
   1,625,000                      8,175.00             3,385.68
   1,750,000                      8,750.00             3,646.12
   1,875,000                      8,375.00             3,906.56
   2,000,000                     10,000,00             4,167.00
   2,125,000                     10,625.00             4,427.44
   2,250,000                     11,250.00             4,687.88
   2,375,000                     11,875.00             4,948.32
   2,500,000                     12,500.00             5,208.76
   2,625,000                     13,125.00             5,469.18
   2,750,000                     13,750.00             5,729.62
   2,875,000                     14,375.00             5,990.06
   3,000,000*                    15,000.00             6,250.50
   4,000,000*                    20,000.00**           8,334.00**



------------------------------------------------------------------

  * For each incremental level of $l25,000 between $3,000,000 and $4,000,000 not listed, there is an additional Bonus of $625.00
   ** Maximum

        There shall be excluded from the calculation of pre-tax consolidated earnings during the Term of this Agreement the amount by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year or (y) any item of unusual or extraordinary loss in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year, in each case in (x) and (y) above as determined in accordance with generally accepted accounting principles and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation, or (2) any contractual Bonuses and/or contractual profit participations accrued or paid to Employee and other employees.
        Provided Employee is not in default of the Agreement, the Board may, in any event, even if any of the aforesaid pre-tax consolidated earnings levels are not exceeded, grant the Employee the aforesaid Bonus or any portion thereof for such year based on his performance.
        Notwithstanding anything to the contrary contained herein, if Employee is not in the employ of Employer at the end of any aforesaid 2002, 2003 or 2004 fiscal year or on May 31, 2005, no Bonus shall be paid for such fiscal year except 41.67% of the 2002 Bonus has vested in Employee and payable whether or not he is in Employer's employ on December 31, 2002. In the event of Employee's death on or after January 1 of 2003, 2004, or 2005, or June 1, 2005 as to 2005, any Bonus to which he is otherwise entitled for the prior fiscal year shall be paid to his widow if she shall survive him or if she shall predecease him to his surviving issue per stirpes and not per capita.
        Such pre-tax consolidated earnings shall be fixed and determined by the independent certified public accountants regularly employed by Employer. Such independent certified public accountants, in ascertaining such pre-tax consolidated earnings, shall apply all accounting practices and procedures heretofore applied by Employer's independent certified public accountants in arriving at such annual pre-tax consolidated earnings as disclosed in Employer's annual statement for that year of profit and loss released to its stockholders. The determination by such independent certified public accountants shall be final, absolute and controlling upon the parties. Notwithstanding the foregoing, any interest expense savings resulting from conversion of the Employer's 7-1/2% Convertible Subordinated Notes due 2006 may be included or excluded in such calculation by the Board in its sole discretion. Payment of such amount, if any is due, shall be made for each year by Employer to Employee within sixty (60) days after which such accountant shall have furnished such statement to Employer disclosing Employer's pre-tax consolidated earnings for each of the years 2002, 2003, 2004 and 2005. Employer undertakes to use reasonable efforts to cause said accountants to prepare and furnish such statements within one hundred thirty (130) days from the close of each such fiscal year and to cause said independent certified public accountants, concomitantly with delivery of such statement by accountants to it, to deliver a copy of such statement to Employee. The Employer shall not have any liability to Employee arising out of any delays with respect to the foregoing.

            (e) In the event Employee dies during the Term of this Agreement while the Employee is still in the Employ of Employer, Employer shall pay to Employee's widow or his surviving issue, as the case may be, for the balance of the Term of the Agreement, or eighteen (18) months, whichever is less, annual death benefits payable weekly or in accordance with Employer's payroll practices in an amount equal to 35% of Employee's then annual base salary rate.

            (f) So long as Employer's Common Stock is publicly traded, on date of execution of this Agreement Employer shall grant Employee pursuant to Employer's 1995 Stock Option Plan ("Option Plan"), the option ("Option") to purchase 2,500 shares of Common Stock at a price per share equal to the fair market value of Common Stock of Employer on the date thereof in accordance with paragraph 5 of the Option Plan and upon the other terms and conditions set forth in the form of the option agreement annexed hereto as Exhibit A. Such option agreement shall be executed by Employee as of such date.

            (g) In addition to the group life insurance set forth herein, Employer agrees to provide Employee with term life insurance in the amount of $75,000 during the Term of this Agreement provided Employee is insurable at standard rates. Employer shall transfer such policy to Employee on his retirement or termination of this Agreement at the end of the Term without further extension as provided in paragraph 2(b).

        5. During the Term of this Agreement, Employer will reimburse Employee for traveling or other out-of-pocket expenses and disbursements incurred by Employee with Employer's approval in furtherance of the businesses of Employer, its affiliates, divisions or subsidiaries, upon presentation of such supporting information as Employer may from time to time request.

        6. During the Term of this Agreement, Employee shall be entitled to a vacation during the usual vacation period of Employer in accordance with such vacation schedules as Employer may prescribe.

        7. Both parties recognize that the services to be rendered by Employee pursuant to this Agreement are extraordinary and unique. During the Term of this Agreement, and during any subsequent employment of Employee by Employer, Employee shall not, directly or indirectly, enter into the employ of or render any services to any person, partnership, association or corporation engaged in a business or businesses in anyway, directly or indirectly, competitive to those now or hereafter engaged in by Employer or by any of its subsidiaries during the Term of this Agreement and during any subsequent employment of Employee by Employer and Employee shall not engage in any such business, directly or indirectly on his own account and, except as permitted by paragraph 3 of this Agreement, Employee shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity. For a period of two (2) years following termination of employment for any reason, Employee shall not directly or indirectly (i) engage or otherwise be involved in the recruitment or employment of the Employer's employees or any individual who was such an employee within one (1) year of any such termination of employment nor (ii) solicit or render any service directly or indirectly to any other person or entity with regard to soliciting any customer of the Employer during the two (2) year period prior to termination of employment with respect to products or services competitive with products or services of Employer. Employee at no time during or after employment shall disclose to any person, other than Employer, or otherwise use any information of or regarding Employer except on behalf of Employer, nor communicate, publish, or otherwise transmit, in any manner whatsoever, untrue information or negative, competitive, personal or other information or comments regarding Employer. In addition, Employee agrees that all lists, materials, books, files, reports, correspondence, records and other documents and information ("Employer Materials") used, prepared or made available to Employee, shall be and shall remain the property of Employer. Upon the termination of employment of Employee or the expiration of this Agreement, whichever is earlier, all Employer Materials shall be immediately returned to Trans-Lux Corporation, and Employee shall not make or retain any copies thereof, nor disclose or otherwise use any information relating to said Employer Materials to any other party. As used herein the term Employer shall include Employer, Employer's subsidiaries and affiliates, and any individuals employed or formerly employed by any of them. Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enjoin Employee from any breach of this Agreement, but nothing herein contained shall be construed to prevent Employer from pursuing such other remedies as Employer may elect to invoke.

        8. In the event any provision of paragraph 7 of this Agreement shall be held invalid or unenforceable by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as not to be invalid or unenforceable.

        9. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

       10. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and served personally or sent by United States certified or registered mail, return receipt requested, or overnight courier such as Federal Express or Airborne to his address as stated on Employer's records, in the case of Employee, or to the office of Trans-Lux Corporation, attention of the President, 110 Richards Avenue, Norwalk, Connecticut 06856-5090, in the case of Employer, or such other address as designated in writing by the parties.

       11. This Agreement shall be construed in accordance with the laws of the State of New York.

       12. This instrument contains the entire agreement between the parties and supersedes as of June 1, 2002 the Employment Agreement dated June 1, 1998, as amended, between the parties. It may not be changed, modified, extended or renewed orally except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, discharge or extension is sought.

        IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year above written.

                                                TRANS-LUX CORPORATION

                                                By:/s/ Michael R. Mulcahy
                                                   -------------------------
                                                         President

                                                   /s/ Thomas F. Mahoney
                                                   -------------------------
                                                      Thomas F. Mahoney